EXHIBIT 12
                              ----------

             PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                FOR FISCAL YEAR ENDED DECEMBER 31, 1998

                         COMPUTATION OF RATIOS
                         ---------------------


CASH DIVIDENDS PER SHARE                Cash dividends paid/common shares
                                          outstanding at date of declaration

BOOK VALUE PER SHARE                    Total stockholders' equity/common
                                          shares outstanding at year-end

RETURN ON AVERAGE ASSETS                Net income/average assets

RETURN ON AVERAGE STOCKHOLDERS'
EQUITY                                  Net income/average stockholders'
                                          equity

NET INTEREST MARGIN                     Fully-tax equivalent net interest
                                          income/average earning assets

NON-INTEREST EXPENSE TO AVERAGE         Non-interest expense/average assets
ASSETS

EFFICIENCY RATIO                        (Non-interest expenses less
                                          intangible non-recurring,
                                          non-operational items)/(fully-tax
                                          equivalent net interest income plus
                                          non-interest income)

AVERAGE LOANS TO AVERAGE DEPOSITS       Average gross loans/average deposits

DIVIDEND PAYOUT RATIO                   Dividends declared/Net income

AVERAGE STOCKHOLDERS' EQUITY TO         Average stockholders' equity/average
AVERAGE ASSETS                            assets

PRIMARY CAPITAL TO PERIOD END TOTAL     (Stockholders' equity plus allowance
ASSETS for loan losses less intangible assets/(Period end total assets plus allowance for loan losses less intangible assets)

TIER 1 CAPITAL RATIO                    Stockholders' equity less intangible
                                          assets less securities mark-to-
                                          market capital reserve ("Tier 1
                                          Capital")/Risk adjusted assets

TOTAL CAPITAL RATIO                     Tier 1 capital plus allowance for
                                          loan losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                   Tier 1 capital/Qyarterly average
                                          assets

NET CHARGE-OFFS TO AVERAGE LOANS        (Gross chargeoffs less recoveries)/
                                          Average net loans

NONPERFORMING LOANS AS A PERCENTAGE     (Nonaccrual loans plus loans past due
OF PERIOD END LOANS                       90 days or greater plus other real
                                          estate owned)/Gross loans net of
                                          unearned interest

ALLOWANCE FOR LOAN LOSSES TO PERIOD     Allowance for loan losses/Gross loans
END TOTAL LOANS                           net of unearned interest